UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2015

MEDICINOVA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33185	33-0927979
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4275 Executive Square, Suite 650

La Jolla, CA 92037

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (858) 373-1500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 3, 2015, Hiroaki Shigeta, a member of the Board of Directors of MediciNova, Inc. (the “Company”), formally advised the Company that he will not be standing for re-election when his current term expires at the 2015 annual meeting of stockholders. Mr. Shigeta’s decision is not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Also on April 3, 2015, the Company renewed the engagement agreement (the “Engagement Agreement”) with the accounting services firm of van den Boom & Associates, LLC (“van den Boom & Associates”) pursuant to which Ms. Esther van den Boom, the Company’s Chief Financial Officer, provides services to the Company. The Company will pay van den Boom & Associates at the rate of $250 per hour for Ms. van den Boom’s services under the Engagement Agreement. The Engagement Agreement has a one-year term expiring on March 31, 2016, subject to termination according with its terms.

The foregoing description of the Engagement Agreement does not purport to be complete and is qualified in its entirety by reference to the Engagement Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Engagement Agreement, effective April 3, 2015, by and between MediciNova, Inc. and van den Boom & Associates, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDICINOVA, INC.

Dated: April 3, 2015	By:	/s/ Yuichi Iwaki
Yuichi Iwaki, M.D., Ph.D.
President and Chief Executive Officer

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